UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 06, 2025

AVITA Medical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39059	85-1021707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28159 Avenue Stanford Suite 220
Valencia, California		91355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 661 367-9170

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On August 6, 2025, the Company’s Board of Directors (the “Board”) appointed Dr. Michael Tarnoff to the Board to serve until the Company’s 2026 Annual Meeting of Stockholders. The Board has not appointed Dr. Tarnoff to any committees of the Board at this time.

The Board has determined that Dr. Tarnoff meets the independence standards adopted by the Board in compliance with Item 407(a) of Regulation S-K. Dr. Tarnoff does not have (i) any arrangement or understanding with any other person pursuant to which they were appointed as a director, or (ii) any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Dr. Tarnoff does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Tarnoff spent 23 years of his professional career at Tufts Medical Center, serving in various executive leadership roles, most recently as the Chief Physician Executive and CEO, until 2024. While serving in various leadership positions at Tufts, Dr. Tarnoff served as Chief Medical Officer and Vice President, Medical Affairs at Medtronic, Inc. from 2015 to 2019. Before working for Medtronic, from 2008 through 2015, Dr. Tarnoff was the Corporate Chief Medical Officer and Vice President, Medical Affairs, and before that position, the Chief Medical Officer and Vice President, Medical Affairs of the Surgical Devices division, at Covidien plc. Additional executive leadership experience includes roles serving as Medical Director at GI Dynamics, Inc. from 2006 to 2008, as well as Chief Medical Consultant to the Kendall surgery unit of Tyco Healthcare from 2005 to 2008. After earning a Bachelor of Arts degree from Washington University in St. Louis, Dr. Tarnoff received his medical degree from the University of Medicine and Dentistry of New Jersey. He then completed a general surgery residency at Rutgers Medical School, followed by an advanced fellowship in laparoscopic surgery at the Cleveland Clinic.

In connection with his appointment to the Board, the Company entered into an Offer Letter dated May 27, 2025, effective August 6, 2025, with Dr. Tarnoff, which provides for Dr. Tarnoff to receive cash in the amount of $70,000 annually as consideration for his Board services. To the extent that Dr. Tarnoff is appointed to one or more committees of the Board, additional consideration for his services will be negotiated. Dr. Tarnoff will also receive an initial stock grant, dated August 12, 2025, equal in value to $210,000, with 30% granted as stock options and 70% granted as restricted stock units, and will be eligible to receive an annual equity grant, such equity grants are subject to shareholder approval.

A copy of Dr. Tarnoff's Offer Letter is attached hereto as Exhibit 10.1 and is incorporated herein by reference. In connection with his services on the Board, the Company also entered into an indemnification agreement with Dr. Tarnoff on the Company’s standard form of indemnification agreement pursuant to the rules of the Australian Securities Exchange.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Offer Letter, dated May 27, 2025, between AVITA Medical, Inc. and Dr. Michael Tarnoff

99.1	Press release, dated August 6, 2025, issued by AVITA Medical, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVITA Medical, Inc.

Date:	August 6, 2025	By:	/s/ David O'Toole
David O'Toole Chief Financial Officer